UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

KAYDON CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	1-11333	13-3186040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On September 28, 2012, the Board of Directors of Kaydon Corporation (the “Company”) authorized a comprehensive restructuring of the Company’s wind energy bearings business to align capacity with current market needs. The decision to restructure this line of business is a response to current and expected conditions in the wind and military markets resulting from the effects of the global financial crisis, worldwide fiscal austerity, the emergence of new shale gas extraction techniques and continued regulatory uncertainty in the United States. The restructuring will include (i) the non-cash impairment of wind energy production equipment in Monterrey, Mexico and Sumter, South Carolina, certain portions of which will be held for sale and certain portions of which will be held and used to service select wind energy customers; (ii) the consolidation of one of the Company’s three facilities in Sumter, South Carolina, previously devoted to the wind energy and military ground vehicle markets, into other Company operations, and (iii) workforce reductions and realignments in those facilities. In addition, the Company expects to incur costs associated with the shutdown of the Sumter facility and transition costs related to the relocation of certain production capacity. The Company expects that the restructuring will be substantially complete by the end of 2013, subject to continuing efforts to sell equipment and the Sumter, South Carolina facility noted above.

As a result of the restructuring, the Company will record a pre-tax charge of approximately $47 million to $52 million, of which all but approximately $0.9 million will be non-cash, in its third quarter ended September 29, 2012. The charge is comprised of the asset impairment charges for certain assets used in the wind energy bearings business of approximately $41 million to $45 million, additional working capital reserves of approximately $2 million to $3 million and severance charges of approximately $0.4 million. The non-cash asset impairment charges are expected to result in future cash expenditures of approximately $0.5 million. The charge also includes a $4.0 million expense, of which $3.5 million was non-cash, to conclude a previously disclosed arbitrated dispute with a former wind energy customer, for which we received a final ruling in September 2012.

In connection with the shutdown of the Sumter facility noted above, the Company expects to incur approximately $2 million to $3 million in equipment relocation costs, employee relocation, employee separation and relocated equipment startup costs during fiscal 2012 and 2013.

As many of the impaired assets are owned by entities domiciled in lower effective tax rate jurisdictions, the tax benefits related to these impairment charges may be limited. However, the Company is continuing to review options for maximizing the potential tax benefit of these amounts.

On October 4, 2012, the Company issued a press release reporting the restructuring and related charges. A copy of the release is attached hereto as Exhibit 99.1.

Item 2.06 Material Impairments

The information provided in Item 2.05 of this Current Report on Form 8-K is incorporated by reference to this Item 2.06.

Cautionary Statement on Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding the amount of the restructuring and asset impairment charges. Actual charges may differ materially from those projected or implied. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. For additional information identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see our reports on Forms 8-K filed with the SEC from time to time, including, but not limited to, the information included in the Company’s Forms 10-K and 10-Q under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” and in the notes to the financial statements included in the Company’s Forms 10-K and 10-Q.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 4, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 4, 2012	KAYDON CORPORATION

	By:	/s/ Debra K. Crane
Debra K. Crane
Vice President, General Counsel and Secretary